January 31, 2009

Warp 9, Inc.
50 Castilian Dr. Suite 101
Santa Barbara, CA 93117

Dear Board of Directors,

Please accept this letter as my resignation from the Warp 9, Inc. board of directors effective January 31, 2009.

Sincerely,

Kin Ng